THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated for reference the 8th day of September, 2004 (the “Reference Date”)

BETWEEN:

FORBES MEDI-TECH INC., a company duly incorporated pursuant to the laws of British Columbia and having its registered office at Suite 200 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8

(the “Company”)

AND:

CHARLES A. BUTT, Businessman, of 30 Riverview Gardens, Toronto, Ontario, M6S 4E6

(the “Executive”)

WHEREAS:

A.

the Company has employed the Executive as President and Chief Executive Officer;

B.

the parties wish to modify certain terms of the employment agreement between the Executive and the Company and to re-state such employment agreement on the terms and conditions hereof;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

ARTICLE 1 ENGAGEMENT AND DURATION

1.1

Employment

The Company hereby confirms the continuing employment of the Executive as President and Chief Executive Officer of the Company, and the Executive accepts such continuing employment.

ARTICLE 2 DUTIES

2.1

Performance of Duties

The Executive shall act as the President and Chief Executive Officer of the Company, and the Executive shall perform such services and duties as are normally provided by a President and Chief Executive Officer of a company in a business and of a size similar to the Company’s, and such other services and duties as may reasonably be assigned from time to time by the Board of Directors of the Company (the “Board”).  The Executive shall, in exercising his powers and performing his functions, act honestly and in good faith and in the best interests of the Company, shall exercise the care, diligence and skill of a reasonably prudent person, shall devote his business time during normal business hours to the business and affairs of the Company and perform faithfully and efficiently such responsibilities.

2.2

Other Boards or Committees

The Executive’s performance of reasonable personal, civic or charitable activities or the Executive’s service on any boards or committees of any private or public companies shall not be deemed to interfere with the performance of the Executive’s services and responsibilities to the Company pursuant to this Agreement, so long as there is no conflict between the business of the Company and the business of the private or public companies.  The Executive agrees to inform the Board a reasonable period of time prior to the Executive consenting to being appointed to any such board or committee.

2.3

Principal Place of Work

The Executive shall perform his duties at the Company’s principal executive offices which are currently located at Suite 200 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8, or at such other location as shall be approved by the Board, provided that such location is within the Greater Vancouver Area.

2.4

Reporting

The Executive shall report directly to the Board.

2.5

Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with the reasonable and lawful instructions, directions, requests, rules and regulations of the Board.

2.6

Change of Control and Hostile Change of Control

In the event of a Change of Control or a Hostile Change of Control of the Company, the Company shall continue to engage and the Executive shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the Change of Control or Hostile Change of Control.  Following a Change of Control or Hostile Change of Control, the Executive's services shall be performed at such location as may be mutually agreed upon between the Company and the Executive provided that such location shall be within the Greater Vancouver Area.  For the purposes of this Agreement:

(a)

“BC Act” means the Securities Act (British Columbia) on the date hereof;

(b)

a “Change of Control” shall be deemed to have occurred when:

(i)

a person, other than the current control person of the Company, if any, becomes a Control Person; or

(ii)

a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent Board;

(c)

“Control Person” shall have the meaning ascribed thereto in the BC Act, and for purposes of such meaning, all related definitions and deeming provisions contained in the BC Act shall apply;

(d)

a “Hostile Change of Control” shall be deemed to have occurred if:

(i)

a person becomes a Control Person or, having become a Control Person, acquires additional securities of the Company (in either case, whether by way of take-over bid or otherwise), at any time following a public written statement of the Board either that the Board is unable to make a recommendation whether an offer to acquire securities made by or on behalf of such a person should be accepted, or that the Board is recommending that such offer be rejected;  or

(ii)

a Change of Control occurs pursuant to paragraph (b)(ii) following the distribution, by a person or persons other than the management of the Company,  of a proxy statement, information circular or other document soliciting proxies in respect of the meeting at which the Change of Control occurred;

(e)

“person” shall have the meaning ascribed thereto in the BC Act; and

(f)

if an event qualifies as both a Change of Control and a Hostile Change of Control, it shall be deemed for purposes of this Agreement to constitute a Hostile Change of Control.

ARTICLE 3 REMUNERATION AND BENEFITS

3.1

Salary and Car Allowance

Commencing on January 1, 2004, the Company shall provide to the Executive for his services under this Agreement:

(a)

an annual salary of $300,000, subject to all pertinent deductions and payable in substantially equal installments on the dates that the Company has established for paying wages to its employees; and

(b)

an annual car allowance of $6,000, payable in equal monthly instalments of $500 on the first day of each calendar month; however, should the first day of any month not be a business day, the car allowance otherwise due on such date shall be paid to the Executive on the immediately preceding business day.

All references in this Agreement to the annual salary or annual car allowance provided for in section 3.1 of this Agreement shall mean and include the annual salary and annual car allowance as the same may have been increased pursuant to section 3.2 or otherwise.  Without limiting the foregoing, but for greater certainty, in no event shall the annual salary or annual car allowance for purposes of sections 6.3 and 6.4 of this Agreement be less than $300,000 and $6,000, respectively.

3.2

Annual Review

(a)

The salary referred to in section 3.1 shall be reviewed within 120 days of the end of each fiscal year of the Company by the Board or Compensation Committee of the Board (the “Committee”), in consultation with the Executive, and shall be increased for the following fiscal year by such amount as is determined by the Board or the Committee, provided that in no event shall the salary be less than the salary payable in the previous fiscal year.

3.3

Bonus

The Company shall, within 120 days of the end of each fiscal year, pay to the Executive an annual bonus based on milestones achieved by the Company or the Executive in such fiscal year.

3.4

Milestones

Prior to the end of each fiscal year, the Executive shall provide the Board and Committee with the milestones to be met by the Executive and/or the Company in the following year, together with the proportion of the total bonus for that year to be attributed to each milestone.  As soon as reasonably practicable following receipt, the Board and/or Committee shall consider such milestones and bonus allocation and shall adopt the same either as presented or as amended by the Board or the Committee in consultation with the Executive.

3.5

Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of this Agreement provided that the Executive provides the Company with written expense accounts with respect to each calendar month.

3.6

Medical and Life Insurance

The Company shall provide the Executive with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect and, to the extent permissible by law, the Company shall extend medical and dental insurance coverage to the Executive's wife and child dependents.

3.7

Directors and Officers Liability Insurance

The Company shall provide the Executive with director's and officer's liability insurance appropriate to the nature of his responsibilities under this Agreement.

3.8

Vacation

The Executive shall be entitled to four weeks paid vacation for each fiscal year of the Company, at a time approved in advance by any of the Board, the Chairman of the Board or the Chairman of the Nomination and Corporate Governance Committee of the Board, which approval shall not be unreasonably withheld.  In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the current policies and procedures of the Company.

3.9

Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be entitled to participate in all executive benefits which the Company may from time to time provide to its senior executives, including the granting of stock options as approved by the Board or Committee.

ARTICLE 4 CONFIDENTIALITY AND INVENTIONS

4.1

Confidentiality and Inventions Agreement ("CIA")

The parties have entered into a Confidentiality and Inventions Agreement dated July 25, 2000 (the "CIA").  The Executive acknowledges and agrees that his obligations under the CIA are fundamental terms of his employment with the Company.  Any breach of the CIA by either party shall be deemed to be a breach of this Agreement by such party.

4.2

Modification of CIA  The parties may amend, modify, alter, supplement or replace the CIA from time to time, and acknowledge and agree that the provisions of this Agreement which reference the CIA shall mean and refer to the CIA as so amended, modified, altered, supplemented or replaced.

ARTICLE 5 NON-SOLICITATION

5.1

Non-Solicitation

During the term of this Agreement and for 24 months following the termination or expiration of this Agreement, the Executive shall not:

(a)

solicit the business, scientific, professional or other employment or consulting services of any person who is employed or engaged by the Company or any of its affiliates or who was so employed or engaged during any part of the 12 months immediately preceding the date of the Executive’s termination, excepting persons who normally provide services on a consulting basis to a number of clients or customers, such as accounting, legal, research and engineering firms, provided that this clause shall not prevent the Executive from hiring any person who voluntarily and without solicitation of any kind by or on behalf of the Executive seeks employment from the Executive;

(b)

advise any person or entity not to do business with the Company or any of its affiliates or otherwise take any action which may reasonably result in the relations between the Company or any of its affiliates and any of its employees, consultants or customers or potential employees, consultants or customers being impaired; or

(c)

assist any person to do any thing set out in clause (a) or (b) above.

ARTICLE 6 TERMINATION

6.1

The Executive’s Right to Terminate

The Executive may terminate his obligations under this Agreement:

(a)

at any time upon providing three months notice in writing to the Company;

(b)

upon a material breach or default of any term of this Agreement by the Company if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Executive to the Company;

(c)

at any time within 180 days of the date on which there is a Change of Control; or

(d)

at any time within 180 days of the date on which there is a Hostile Change of Control.

6.2

Company’s Right to Terminate

The Company may terminate the Executive’s employment under this Agreement at any time upon the occurrence of any of the following events:

(a)

the Executive acting unlawfully, dishonestly, or in bad faith with respect to the business of the Company to the extent that it has a material and adverse effect on the Company;

(b)

the conviction of the Executive of an indictable offence under the Criminal Code;

(c)

a material breach or default of any term of this Agreement by the Executive if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Company to the Executive; or

(d)

the Executive dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement.

6.3

Severance Payment Generally

In the event of the termination of the Executive's employment:

(a)

by the Executive pursuant to section 6.1(b) or 6.1(c) of this Agreement; or

(b)

subject to section 6.4, by the Company in breach of this Agreement;

the Company shall pay to the Executive within ten days of such termination a severance payment equal to the aggregate of (i) two times the amount of annual salary and annual car allowance provided for in section 3.1 of this Agreement immediately prior to the Company’s breach of this Agreement or the Change of Control; (ii) two times all other compensation, including without limitation, bonuses, paid to the Executive during the 12 months immediately prior to termination of the Executive’s employment; (iii) the amount of any bonus approved but not yet paid as of the date of termination of the Executive’s employment; and (iv) all expenses incurred by the Executive up to the date of termination pursuant to section 3.5 and not previously reimbursed.

6.4

Severance Payment if Hostile Change of Control

In the event of termination of the Executive’s employment:

(a)

by the Executive pursuant to section 6.1(d) of this Agreement; or

(b)

by the Company in breach of this Agreement within 6 months following a Hostile Change of Control;

the Company shall pay to the Executive within ten days of such termination a severance payment equal to the aggregate of (i) three times the amount of annual salary and annual car allowance provided for in section 3.1 of this Agreement immediately prior to the Company’s breach of this Agreement or the Hostile Change of Control; (ii) three times all other compensation, including without limitation, bonuses, paid to the Executive during the 12 months immediately prior to termination of the Executive’s employment; (iii) the amount of any bonus approved but not yet paid as of the date of termination of the Executive’s employment; and (iv) all expenses incurred by the Executive up to the date of termination pursuant to section 3.5 and not previously reimbursed.

6.5

Compensation Otherwise Due to the Executive on Termination

In the event of the termination of the Executive's employment under this Agreement in circumstances other than those set out in section 6.3 or 6.4 of this Agreement, the Company shall pay the following amounts to the Executive within ten days of the termination:

(a)

if terminated pursuant to subsections 6.1(a), 6.2(a), 6.2(b) or 6.2(c) of this Agreement, the Company shall pay to the Executive the full amount of compensation accrued pursuant to section 3.1 of this Agreement as of the date of termination;

(b)

if terminated pursuant to subsection 6.2(d) of this Agreement, the Company shall pay to the Executive:

(i)

the amount of compensation accrued pursuant to section 3.1 of this Agreement as of the date of termination;

(ii)

the amount of annual salary and annual car allowance provided for under section 3.1 of this Agreement immediately prior to the termination; and

(iii)

an amount equal to the annual bonus most recently paid to the Executive pursuant to section 3.3 of this Agreement multiplied by the fraction of which the number of days between the fiscal year end of the Company related to the bonus and the date of termination is the numerator, and 365 is the denominator.

6.6

Termination of the Executive’s Employment by the Company in breach of this Agreement

For greater clarity of sections 6.3(b) and 6.4(b) of this Agreement, the occurrence of any of the following events shall be deemed to constitute termination of the Executive’s employment by the Company in breach of this Agreement:

(a)

the Board fails to reappoint the Employee as President and Chief Executive Officer of the Company immediately following the close of each annual general or other meeting of the Company at which directors are elected, or is unable to do so by law due to the Executive’s not having been elected as a director of the Company at each annual general or other general meeting of the Company at which directors are to be elected, provided that the Executive has stood for election as director thereat and is qualified to act as a director and officer of the Company;

(b)

the Board removes the Executive from the position of President and Chief Executive Officer of the Company;

(c)

the Board changes the Executive’s responsibilities or authority in a fundamental respect and such change is not accepted by the Executive; or

(d)

the Board compels the Executive to perform his services at a location outside of the Greater Vancouver Area.

6.7

Remedies

The right of the Company to terminate the Executive’s employment under section 6.2 hereof and the right of the Executive to terminate his employment under section 6.1(b) hereof are in addition to and not in derogation of any other remedies which may be available to the Company or the Executive at law or in equity.

6.8

Delivery Of Records

Upon the termination of the employment of the Executive by the Company, the Executive will deliver to the Company all books, records, lists, brochures and other property or intellectual property rights belonging to the Company or developed in connection with the business of the Company, and will execute such transfer documentation as is necessary to transfer such property or intellectual property rights to the Company.

ARTICLE 7 GENERAL

7.1

Personal Nature

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

7.2

Right To Use Executive’s Name And Likeness

During the term of this Agreement, the Executive hereby grants to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

7.3

Legal Advice

The Executive hereby represents, warrants and acknowledges to the Company that he has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure by the Company or otherwise, and agree that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

7.4

Waiver

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement.  The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

7.5

Notices

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

7.6

Change of Address

Each party to this Agreement may change its address for the purpose of section 7.5 by giving written notice of such change in the manner provided for in such section.

7.7

Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of British Columbia.  All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities.

7.8

Severability

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

7.9

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement supercedes and replaces all previous employment agreements between the parties and amendments thereto.  This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

7.10

Arbitration

In the event of any dispute arising with respect to any matter relating to this Agreement, the matter in dispute shall be referred to a single arbitrator under the Commercial Arbitration Act then in effect in British Columbia.

7.11

Non-Assignability

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

7.12

Burden And Benefit

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7.13

Time

Time is of the essence of this Agreement.

7.14

Survival

ARTICLE 4, the CIA, ARTICLE 5 and sections 6.7 and 6.8 shall survive termination of this Agreement and the employment of the Executive hereunder.

7.15

Counterparts and Facsimile

This Agreement may be executed in counterparts and facsimile, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page.

FORBES MEDI-TECH INC. Per: “Don Buxton” Authorized Signatory	“Charles A. Butt” CHARLES A. BUTT